Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
(918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Increases to 2007 Third Quarter Coal Sales Volumes, Revenues, Net Income and EBITDA; Posts Record Nine Month Financial and Operating Results; and Declares Quarterly Distribution of $0.56 Per Unit

TULSA, OKLAHOMA, October 29, 2007 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported increases to coal sales volumes, revenues, net income and EBITDA for the quarter ended September 30, 2007 (the “2007 Quarter”) compared to the quarter ended September 30, 2006 (the “2006 Quarter”). ARLP’s financial and operating results for the nine months ended September 30, 2007 (the “2007 Period”) reflect records for tons produced, tons sold, revenues, net income and EBITDA.

ARLP also announced that the Board of Directors of its managing general partner (the “Board”) declared a quarterly cash distribution of $0.56 per unit for the 2007 Quarter (an annualized rate of $2.24 per unit), payable on November 14, 2007 to all unitholders of record as of November 7, 2007. The 2007 Quarter distribution represents a 12.0% increase over the cash distribution of $0.50 per unit for the 2006 Quarter. Increases to ARLP’s quarterly cash distribution to unitholders are generally considered by the Board at its January and July meetings.

“Buoyed by strong performance in the third quarter, ARLP again delivered record operating and financial results through the first nine months of 2007,” said Joseph W. Craft III, President and Chief Executive Officer. “These strong results are particularly gratifying as we continue to manage the operating and financial impacts of recent changes in the interpretation and enforcement of federal and state regulatory safety standards. Looking forward, we continue to see improving coal market conditions and significant opportunities to execute on our organic growth strategies.”

Consolidated Financial Results

Net income for the 2007 Quarter increased to $38.7 million, or $0.83 of adjusted net income per diluted limited partner unit, compared to net income for the 2006 Quarter of $38.6 million, or $0.88 of adjusted net income per diluted limited partner unit. EBITDA rose to $63.7 million in the 2007 Quarter, an increase of 9.2% compared to 2006 Quarter EBITDA of $58.4 million. (ARLP’s use of adjusted net income per limited partner unit is consistent with the methodology generally used by securities analysts and consensus estimates. For definitions of adjusted net income per limited partner unit and EBITDA and related reconciliations to GAAP, please see the end of this release.)

Revenues for the 2007 Quarter increased 6.5% to $260.5 million, compared to $244.7 million for the 2006 Quarter. Increased revenues were primarily due to higher average coal sales prices which

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rose $1.79 to a record $38.91 per ton sold. In addition, synfuel-related operating revenues rose $3.6 million to $6.8 million, primarily due to increased synfuel-related activities in the 2007 Quarter compared to the 2006 Quarter.

Operating expenses in the 2007 Quarter increased to $176.9 million, compared to $162.2 million in the 2006 Quarter. Operating expenses at the Mettiki mining complex increased $11.6 million in the 2007 Quarter, primarily due to the anticipated higher cost structure of mining in West Virginia compared to Maryland. ARLP completed the transition of longwall operations to the Mountain View mine from the depleted Mettiki mine in the fourth quarter of 2006. Higher operating expenses of $3.7 million at the Elk Creek mine were due to the mine operating at an increased production capacity in the 2007 Quarter compared to development activity during the 2006 Quarter. Increased labor related expenses, materials and supply costs, sales related expenses, and costs attributable to recently enacted mine safety regulations also contributed to higher operating expenses in the 2007 Quarter. These increases to operating expenses were partially offset by net gains of $2.8 million realized from sales of surplus equipment in the 2007 Quarter.

Financial results for the 2007 Quarter benefited from lower outside purchases, which decreased $2.3 million compared to the 2006 Quarter, and were negatively impacted by higher depreciation, depletion and amortization expense, which rose $4.5 million compared to the 2006 Quarter.

ARLP reported net income of $130.5 million for the 2007 Period, an increase of 2.4% compared to net income of $127.4 million for the nine months ended September 30, 2006 (the “2006 Period”). Revenues for the 2007 Period rose 10.9% to a record $780.9 million and coal sales volumes increased 4.8% to a record 18.7 million tons, as compared to $704.4 million and 17.8 million tons for the 2006 Period, respectively. The 2007 Period revenues also benefited from record average coal sales prices per ton of $38.72, an increase of 5.9% compared to the 2006 Period. EBITDA for the 2007 Period climbed 9.9% to a record $202.4 million, compared to EBITDA of $184.1 million for the 2006 Period. Total coal production increased during the 2007 Period to a record 18.3 million tons, compared to 18.2 million tons of coal produced during the 2006 Period. (For a definition of EBITDA and reconciliation to GAAP, please see the end of this release.)

Financial results for the 2007 Period benefited from the net gain and reduced operating expenses attributable to the final settlement on insurance claims associated with the Excel No. 3 mine fire. (See ARLP Press Release dated July 30, 2007.) ARLP’s year-to-date financial results were negatively impacted by higher operating expenses and outside purchases and increased depreciation, depletion and amortization, as discussed above.

Regional Results and Analysis

	Illinois Basin		Central Appalachia		Northern Appalachia		Total (4)
	2007 Qtr	2006 Qtr	2007 Qtr	2006 Qtr	2007 Qtr	2006 Qtr	2007 Qtr	2006 Qtr
Tons sold (millions)	4.520	4.409	0.850	0.793	0.860	0.942	6.230	6.164
Coal sales price per ton (1)	$34.09	$34.24	$57.92	$53.42	$45.46	$30.78	$38.91	$37.12
Segment Adjusted EBITDA Expense per ton (2)	$24.10	$24.10	$47.10	$44.45	$34.89	$21.32	$28.97	$27.26
Segment Adjusted EBITDA (millions) (3)	$51.8	$47.9	$9.2	$7.1	$10.2	$9.4	$70.9	$65.8

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)	Segment Adjusted EBITDA Expense per ton represents the sum of operating expenses, outside purchases and other income divided by total tons sold.

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(3)	For a definition of Segment Adjusted EBITDA and reconciliation to GAAP, please see the end of this release.
(4)	Total includes other and corporate.

Primarily as a result of higher Illinois Basin and Central Appalachian sales tons, ARLP sold 6.2 million tons of coal in the 2007 Quarter, an increase of approximately 66,000 tons compared to the 2006 Quarter. Higher coal sales volumes in the Illinois Basin were primarily due to increased production at the Elk Creek mine. In addition, production increased at the Pattiki mine as that operation experienced more favorable mining and geologic conditions during the 2007 Quarter. These increases to Illinois Basin coal sales volumes were partially offset by reduced production at the Dotiki mine due to adverse geologic conditions encountered during the 2007 Quarter. Coal sales volumes in the Central Appalachian region increased 7.2% during the 2007 Quarter primarily as a result of improved mining conditions at the MC Mining mine. Lower coal sales volumes in the Northern Appalachian region during the 2007 Quarter reflect the impact of accelerated production levels from the Mettiki mine during the 2006 quarter in preparation for the transition of longwall operations to the Mountain View mine during the fourth quarter of 2006.

Total average coal sales price per ton for the 2007 Quarter increased 4.8% over the 2006 Quarter to a record $38.91 per ton sold. Improved contract pricing in the Central Appalachian region resulted in an 8.4% increase in average coal sales price per ton during the 2007 Quarter, compared to the 2006 Quarter. Average coal sales prices in the Northern Appalachian region increased 47.7% per ton as a result of new coal sales contracts, which reflect the impact of anticipated higher operating costs at the Mountain View mining operation.

Total Segment Adjusted EBITDA Expense per ton increased 6.3% during the 2007 Quarter to $28.97 per ton sold, compared to the 2006 Quarter. ARLP’s operating regions continued to experience reduced productivity and higher operating expenses associated with new mine safety standards, which resulted in increased Segment Adjusted EBITDA Expense per ton in the 2007 Quarter. Increased Segment Adjusted EBITDA Expense per ton in the Northern Appalachian region also reflects the previously discussed increased operating costs at the Mountain View mine, primarily due to higher transportation cost, West Virginia severance taxes and the loss of certain Maryland state tax benefits. (For a definition of Segment Adjusted EBITDA and reconciliation to GAAP, please see the end of this release.)

Outlook

Commenting on ARLP’s outlook, Mr. Craft said, “Coal prices in the eastern U.S. are increasing primarily in response to supply reductions and increased international demand. In addition, as scheduled scrubber installations continue, utilities are increasingly willing to commit for scrubber quality coal. We recently agreed in principal with three new customers for shipments of Illinois Basin coal to begin in 2008. To meet this increased demand in the near term, ARLP will invest approximately $10.5 million over the next four to six months to add one million tons of annual incremental production capacity to our western Kentucky operations.”

Mr. Craft added, “To meet the anticipated increase in future demand for scrubber quality coal, we are also actively investing in our previously announced organic growth projects and are hopeful that the coal sales commitments required to execute on our strategy can be obtained timely.”

Reflecting results for the 2007 Period and based on its current outlook for the remainder of the year, ARLP is expecting 2007 coal sales between 24.7 to 25.1 million tons. ARLP has also concluded negotiations for sales of approximately 23.8 million tons, 17.4 million tons and 15.5

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million tons in 2008, 2009 and 2010, respectively, of which approximately 2.0 million tons, 8.2 million tons and 9.7 million tons currently remain open to market pricing in 2008, 2009 and 2010, respectively.

Based on current estimates, ARLP is tightening its 2007 guidance ranges for revenues, excluding transportation revenues, $985.0 to $1,000.0 million; EBITDA, $255.0 to $265.0 million; and net income, $155.0 to $165.0 million. Guidance ranges for 2007 net income include an estimated benefit of approximately $25.0 to $27.0 million from ARLP’s various coal synfuel-related agreements. Net income from ARLP’s various coal synfuel-related agreements was approximately $8.0 million and $24.9 million in the 2007 Quarter and 2007 Period, respectively. Realization of future synfuel related benefits could be reduced if non-conventional synfuel tax credits become unavailable to the owners of the coal synfuel facilities due to a rise in the price of crude oil or otherwise. The non-conventional synfuel tax credit is scheduled to expire on December 31, 2007.

Capital expenditures in the 2007 Quarter totaled $25.8 million. Based on results for the 2007 Period and current estimates for the remainder of the year, ARLP is currently anticipating total 2007 capital expenditures in a range of $170.0 to $180.0 million.

A conference call regarding ARLP’s 2007 Quarter financial results is scheduled for today at 10 a.m. Eastern. To participate, dial (866) 825-3308 and provide pass code 11584750. International callers should dial (617) 213-8062. Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com.”

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of steam coal to major United States utilities and industrial users. ARLP, the nation’s only publicly traded master limited partnership involved in the production and marketing of coal, is currently the fourth largest coal producer in the eastern United States with operations in all major eastern coalfields. ARLP currently operates eight underground mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP at 918-295-7674 or via
e-mail at investorrelations@arlp.com

***

The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: increased competition in coal markets and our ability to respond to the competition; fluctuation in coal prices, which could adversely affect our operating results and cash flows; risks

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associated with the expansion of our operations and properties; deregulation of the electric utility industry or the effects of any adverse change in the domestic coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; customer bankruptcies and/or cancellations or breaches of existing contracts; customer delays or defaults in making payments; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations and other factors; our productivity levels and margins that we earn on our coal sales; greater than expected increases in raw material costs; greater than expected shortage of skilled labor; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with asset retirement obligations and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risk associated with major mine-related accidents, such as mine fires or other interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for asset retirement obligations as well as workers’ compensation and black lung benefits; coal market’s share of electricity generation; prices of fuel that compete with or impact coal usage, such as oil or natural gas; legislation, regulatory and court decisions; the impact from provisions of The Energy Policy Act of 2005; replacement of coal reserves; a loss or reduction of the direct or indirect benefit from certain state and federal tax credits, including non-conventional source fuel tax credits; difficulty obtaining commercial property insurance, and risks associated with our increased participation (excluding any applicable deductible) in the commercial insurance property program.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 1, 2007 with the SEC. Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Tons sold	6,230	6,164	18,687	17,836
Tons produced	6,083	6,114	18,278	18,164
SALES AND OPERATING REVENUES:
Coal sales	$242,412	$228,802	$723,646	$652,527
Transportation revenues	9,138	10,966	28,423	29,956
Other sales and operating revenues	8,976	4,972	28,837	21,881

Total revenues	260,526	244,740	780,906	704,364

EXPENSES:
Operating expenses	176,857	162,209	521,814	455,096
Transportation expenses	9,138	10,966	28,423	29,956
Outside purchases	3,737	6,020	17,610	14,251
General and administrative	7,175	7,391	23,370	21,640
Depreciation, depletion and amortization	21,804	17,273	63,022	48,283
Net gain from insurance settlement	—	—	(11,491)	—

Total operating expenses	218,711	203,859	642,748	569,226

INCOME FROM OPERATIONS	41,815	40,881	138,158	135,138

Interest expense	(3,037)	(2,870)	(8,697)	(9,458)
Interest income	273	712	1,376	2,525
Other income	121	216	1,189	684

INCOME BEFORE INCOME TAXES, CUMULATIVE EFFECT OF ACCOUNTING CHANGE AND MINORITY INTEREST	39,172	38,939	132,026	128,889
INCOME TAX EXPENSE	550	352	1,794	1,658

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE AND MINORITY INTEREST	38,622	38,587	130,232	127,231
CUMULATIVE EFFECT OF ACCOUNTING CHANGE	—	—	—	112
MINORITY INTEREST	63	53	230	96

NET INCOME	$38,685	$38,640	$130,462	$127,439

GENERAL PARTNERS’ INTEREST IN NET INCOME	$8,175	$6,051	$24,112	$16,985

LIMITED PARTNERS’ INTEREST IN NET INCOME	$30,510	$32,589	$106,350	$110,454

BASIC NET INCOME PER LIMITED PARTNER UNIT	$0.70	$0.70	$2.30	$2.26

DILUTED NET INCOME PER LIMITED PARTNER UNIT	$0.70	$0.69	$2.28	$2.24

DISTRIBUTIONS PAID PER COMMON UNIT	$0.56	$0.50	$1.64	$1.42

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-BASIC	36,550,659	36,426,306	36,547,305	36,426,306

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-DILUTED	36,801,186	36,824,613	36,790,999	36,795,976

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	September 30, 2007	December 31, 2006
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$19,105	$36,789
Trade receivables, net	89,300	96,558
Other receivables	2,256	3,378
Due from affiliates	123	25
Marketable securities	—	260
Inventories	24,998	20,224
Advance royalties	3,316	4,629
Prepaid expenses and other assets	1,012	8,225

Total current assets	140,110	170,088

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	922,159	819,991
Less accumulated depreciation, depletion and amortization	(406,954)	(383,284)

Total property, plant and equipment, net	515,205	436,707

OTHER ASSETS:
Advance royalties	27,308	22,135
Other long-term assets	14,695	6,032

Total other assets	42,003	28,167

TOTAL ASSETS	$697,318	$634,962

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	$54,730	$57,879
Due to affiliates	1,064	1,414
Accrued taxes other than income taxes	12,955	14,618
Accrued payroll and related expenses	17,405	14,698
Accrued interest	1,162	4,264
Workers’ compensation and pneumoconiosis benefits	7,715	7,704
Current capital lease obligation	375	339
Other current liabilities	9,774	13,786
Current maturities, long-term debt	18,000	18,000

Total current liabilities	123,180	132,702

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	135,000	126,000
Pneumoconiosis benefits	28,691	26,315
Accrued pension benefit	4,053	6,191
Workers’ compensation	51,752	38,488
Asset retirement obligations	49,110	47,825
Due to affiliates	1,135	994
Long-term capital lease obligation	1,232	1,512
Minority interest	609	839
Other liabilities	6,141	5,616

Total long-term liabilities	277,723	253,780

Total liabilities	400,903	386,482

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Limited Partners - Common Unitholders 36,550,659 and 36,419,847 units outstanding, respectively	594,992	549,005
General Partners’ deficit	(291,815)	(293,569)
Accumulated other comprehensive income	(6,762)	(6,956)

Total Partners’ Capital	296,415	248,480

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$697,318	$634,962

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2007	2006
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$211,324	$184,450

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(95,017)	(141,963)
Changes in accounts payable and accrued liabilities	(9,297)	(1,198)
Proceeds from sale of property, plant and equipment	5,859	599
Proceeds from insurance settlement for replacement assets	2,511	—
Purchase of marketable securities	—	(19,188)
Proceeds from marketable securities	260	68,343
Payment for acquisition of coal reserves and other assets	(53,309)	—
Payment for acquisition of business	—	(2,318)
Advances on Gibson rail project	(5,912)	—

Net cash used in investing activities	(154,905)	(95,725)

CASH FLOWS FROM FINANCING ACTIVITIES:		—
Borrowings under revolving credit facilities	130,250	—
Payments under revolving credit facilities	(103,250)	—
Payments on capital lease obligation	(244)	—
Payment on long-term debt	(18,000)	(18,000)
Payment of debt issuance cost	(194)	(690)
Equity contribution received by Mid-America Carbonates, LLC	—	1,000
Cash contribution by General Partners	91	—
Distributions paid to Partners	(82,756)	(66,642)

Net cash used in financing activities	(74,103)	(84,332)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(17,684)	4,393

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	36,789	32,054

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$19,105	$36,447

SUPPLEMENTAL CASH FLOW INFORMATION:
CASH PAID FOR:
Interest	$12,583	$13,711

Income taxes	$2,175	$1,900

NON-CASH INVESTING ACTIVITY:
Purchase of property, plant and equipment	$2,843	$8,166

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Reconciliation of GAAP “Cash Flows Provided by Operating Activities” to Non-GAAP “EBITDA”, Reconciliation of non-GAAP “EBITDA” to GAAP “Net Income” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA” (in thousands).

EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization, cumulative effect of accounting change and minority interest. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. Our method of computing EBITDA may not be the same method used to compute similar measures reported by other companies, or EBITDA may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

Segment Adjusted EBITDA is defined as income before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses, and cumulative effect of accounting change and minority interest.

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2007	2006	2007E Midpoint
Cash flows provided by operating activities	$69,952	$55,630	$211,324	$184,450	$270,000
Long-term incentive plan	(785)	(1,170)	(2,171)	(3,092)	(3,100)
Asset retirement obligations	(614)	(538)	(1,832)	(1,563)	(2,400)
Coal inventory adjustment to market	927	482	(12)	(1,640)	—
Net gain (loss) on sale of property, plant and equipment	2,768	57	3,614	441	3,600
Gain from insurance recoveries for property damage	—	—	2,357	—	2,400
Gain from insurance settlement proceeds received in a prior period	—	—	5,088	—	5,100
Other	(46)	(79)	(139)	(491)	(300)
Net effect of working capital changes	(11,776)	1,478	(24,975)	(2,591)	(28,300)
Interest expense, net	2,764	2,158	7,321	6,933	10,600
Income taxes	550	352	1,794	1,658	2,400

EBITDA	63,740	58,370	202,369	184,105	260,000
Depreciation, depletion and amortization	(21,804)	(17,273)	(63,022)	(48,283)	(87,200)
Interest expense, net	(2,764)	(2,158)	(7,321)	(6,933)	(10,600)
Income taxes	(550)	(352)	(1,794)	(1,658)	(2,400)
Cumulative effect of accounting change	—	—	—	112	—
Minority interest	63	53	230	96	200

Net income	$38,685	$38,640	$130,462	$127,439	$160,000

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	Three Months Ended September 30,
	2007	2006
EBITDA	$63,740	$58,370
General and administrative	7,175	7,391

Segment Adjusted EBITDA	$70,915	$65,761

Reconciliation of GAAP “Net Income per Limited Partner Unit” reflecting the impact of EITF 03-6 to non-GAAP “Adjusted Net Income per Limited Partner Unit”

Net income per limited partner unit as dictated by EITF 03-6 is theoretical and pro forma in nature and does not reflect the economic probabilities of whether earnings for an accounting period would or could be distributed to unitholders. The Partnership Agreement does not provide for the distribution of net income, rather, it provides for the distribution of available cash, which is a contractually defined term that generally means all cash on hand at the end of each quarter after establishment of sufficient cash reserves required to operate the ARLP in a prudent manner. Accordingly, the distributions we have paid historically and will pay in future periods are not impacted by net income per limited partner unit as dictated by EITF 03-6.

In addition to net income per limited partner unit as calculated in accordance with EITF 03-6, we also present “adjusted net income per limited partner unit,” as reflected in the table below. “Adjusted net income per limited partner unit,” is defined as net income after deducting the amount allocated to the general partners’ interests, including the managing general partner’s incentive distribution rights, divided by the weighted average number of outstanding limited partner units during the period. As part of this calculation, in accordance with the cash distribution requirements contained in the Partnership Agreement, net income is first allocated to the managing general partner based on the amount of incentive distributions attributable to the period. The remainder is then allocated between the limited partners and the general partners based on their respective percentage ownership in ARLP. Adjusted net income per limited partner unit is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the actual operation of our Partnership Agreement with respect to the rights of the general and limited partners participation in distributions, and

•

the financial performance of our assets without regard to financing methods or capital structure; and our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures.

Our method of computing adjusted net income per limited partner unit may not be the same method used to compute similar measures reported by other companies and may be computed differently by us in different contexts.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net Income per Limited Partner Unit:
Basic	$0.70	$0.70	$2.30	$2.26
Diluted	$0.70	$0.69	$2.28	$2.24
Dilutive impact of theoretical distribution of earnings pursuant to EITF 03-6:
Basic	$0.13	$0.19	$0.61	$0.77
Diluted	$0.13	$0.19	$0.61	$0.76
Adjusted Net Income per Limited Partner Unit:
Basic	$0.83	$0.89	$2.91	$3.03
Diluted	$0.83	$0.88	$2.89	$3.00

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